EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS FIRST QUARTER FISCAL 2012 RESULTS

Princeton, New Jersey, September 13, 2011 - AMREP Corporation (NYSE: AXR) today reported a net loss of $279,000, or $0.05 per share, for its fiscal 2012 first quarter ended July 31, 2011, compared to a net loss of $498,000, or $0.08 per share, for the first quarter of the prior fiscal year.  Revenues were $21,493,000 in the first quarter of this fiscal year versus $25,087,000 for the same period last year.

Revenues from Media Services operations, which principally include Subscription Fulfillment Services conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Fulfillment Services conducted by its Kable Media Services subsidiary, decreased from $24,236,000 for the first quarter of 2011 to $21,377,000 for the same period in 2012. Magazine publishers are the principal customers of these operations, and they have continued to be impacted by the effects of the recent recession and also from increased competition from new media sources. This has resulted in reduced subscription and newsstand sales, which in turn has caused certain publishers to close magazine titles or seek more favorable terms from Palm Coast and Kable and their competitors. As a consequence of these and other factors, including customer losses, revenues from Subscription Fulfillment Services operations decreased from $18,852,000 for the first quarter of 2011 to $16,676,000 for the same period of 2012. Revenues from Newsstand Distribution Services operations decreased from $3,114,000 for the first quarter 2011 to $2,347,000 for the same period of 2012, principally as a result of lower distribution volumes reflecting a decline in retail magazine sales through the newsstand distribution system. Revenues from Kable’s Product Fulfillment Services and Other businesses segment increased from $2,270,000 for the first quarter of 2011 to $2,354,000 for the same period in 2012. Offsetting the net revenue decline, Media Services’ operating and general and administrative expenses decreased by $2,850,000 in the first quarter of 2012 compared to the same period in 2011, primarily as a result of reduced payroll and benefit costs as well as lower facilities and equipment costs (including depreciation) and other efficiencies achieved in the Company’s consolidation of its Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida that was completed during fiscal 2011.

First quarter 2012 revenues from land sales at the Company’s AMREP Southwest subsidiary were $108,000 compared to $824,000 for the same period of fiscal 2011.  The average gross profit percentage on land sales was 31% for the first quarter of 2012 and 52% for the first quarter of 2011, with the variance being attributable to the effect of indirect costs on the lower revenue base. Results for both the 2012 and 2011 periods were substantially lower than the Company has experienced prior to fiscal 2009 in its principal market of Rio Rancho, New Mexico, due to a severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began late in fiscal 2008.  Faced with adverse conditions, many builders have slowed the pace of building on developed lots previously purchased from the Company in Rio Rancho and delayed or cancelled the purchase of additional developed lots.  These factors have also contributed to a steep decline in the Company’s sale of undeveloped land to both builders and investors. As a result of these and other factors, including the nature and timing of specific transactions, revenues and related gross profits from real estate land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation’s Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in Rio Rancho, New Mexico.

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(Two Schedules Follow)
Schedule 1
AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2011	2010
Revenues	$21,493,000	$25,087,000

Net (loss)	$(279,000)	$(498,000)

(Loss) per share – Basic and Diluted:	$(0.05)	$(0.08)

Weighted average number of common shares outstanding	5,996,000	5,996,000

Schedule 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	Three months ended July 31,
	2011			2010
	Acres Sold	Revenues	Revenues per Acre	Acres Sold	Revenues	Revenues per Acre
Developed
Residential	-	$-	$-	1.0	$377	$377
Commercial	-	-	-	-	-	-
Total Developed	-	-	-	1.0	377	377
Undeveloped	2.0	108	54	11.0	447	41
Total	2.0	$108	$54	12.0	$824	$69

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.